EXHIBIT 23.1




KPMG

        KPMG LLP                                       Telephone (604) 691-3000
        Chartered Accountants                          Telefax   (604) 691-3031
        Box 10426, 777 Dunsmuir Street                 www.kpmg.ca
        Vancouver BC V7Y 1K3
        Canada





                        Independent Accountants' Consent
                        --------------------------------



The Board of Directors
Moving Bytes Inc.


We consent to the  incorporation  by  reference in the  registration  statements
(Nos.  333-10826,  333-12078 and  333-12916) on Form S-8 of Moving Bytes Inc. of
our report dated March 19, 2004 with respect to the consolidated balance sheets of Moving Bytes Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and deficit and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB of Moving Bytes Inc.

Our report dated March 19, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statemtns do not include any adjustments that might result from the outcome of that uncertainty.



(signed) KPMG LLP
Chartered Accountants

Vancouver, Canada
April 7, 2004






KPMG LLP, a Canadian limited liability partnership is the Canadian member of KPMG International, a Swiss nonoperating association.